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                                                                   EXHIBIT 23.02


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the use in this Amendment No. 3 to Registration Statement on Form SB-2 of our report included herein dated April 4, 1997 (except for Note 15, as to which the date is May 1, 1997 and Note 11, as to which the date is November 14, 1997), relating to the consolidated financial statements of Grand Adventures Tour & Travel Publishing Corporation and subsidiary, to the incorporation by reference of such report included in the Company's 1996 annual report on Form 10-K, and to our Firm under the caption "Experts" in the Prospectus.



Andersen Andersen & Strong L.C.
Salt Lake City, Utah
February 3, 1998